Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation or Organization
A&R Music Holding, LLC	Florida
IT Solutions LTD	Cayman Islands
LegalGuru LLC	Florida
Motorsport, LLC	Florida
Motorsport.com, Inc.	Florida
Net Element Services, LLC	Florida
NetLab Systems IP LLC	Florida
Netlab Systems, LLC	Florida
OOO Music1	Russia
OOO Net Element Russia	Russia
OOO TOT Group	Russia
OOO TOT Money	Russia
Openfilm, Inc.	Delaware
Openfilm, LLC	Florida
Splinex LLC	Florida
Tech Solutions LTD	Cayman Islands
TOT Group, Inc.	Delaware
Yapik LLC	Florida
Zivos, LLC	Ukraine
TOT Payments, LLC	Florida
Process Pink, LLC	Florida
TOT HPS, LLC	Florida
TOT FBS, LLC	Florida
TOT New Edge, LLC	Florida
TOT BPS, LLC	Florida